Exhibit 4.1

FORM

THESE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE BUT HAVE BEEN OR WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (i) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (ii) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, (ii) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (iv) THE SECURITIES ARE TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL REQUIRE NEITHER CONSENT NOR THE DELIVERY OF AN OPINION).

ORCHARD THERAPEUTICS PLC

FORM OF WARRANT TO PURCHASE ORDINARY SHARES OR NON-VOTING ORDINARY SHARES

Warrant No. [●] 2023-[●]	Number of Shares: [●]
(subject to adjustment)

Original Issue Date: [●], 2023

Orchard Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [●] or its permitted assigns (the “Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company up to a total of [●] (i) Ordinary Shares of the Company, nominal value £0.10 per share (the “Ordinary Shares”) or (ii) Non-Voting Ordinary Shares of the Company, nominal value £0.10 per share (the “Non-Voting Ordinary Shares”), in each case at an exercise price per share equal to the Exercise Price (as defined below), upon exercise of this Warrant during the Exercise Period (as defined below). The Ordinary Shares and Non-Voting Ordinary Shares to be purchased as described above are referred to herein as the “Warrant Shares.”

1.    Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a)    “ADSs” means the Company’s American Depositary Shares, each representing one or more Ordinary Shares, as determined from time to time in the ADS Ratio.

(b)    “ADS Ratio” means the ratio of ADSs to Ordinary Shares then in effect.

(c)    “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(d)    “Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any Person acting or who could be deemed to be acting as a group together with the Holder or any of the foregoing and (iii) any other Persons whose beneficial ownership of the Company’s Ordinary Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(e)    “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid and ask prices, of any market makers for such security as reported by OTC Markets Group Inc. (formerly OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company (the “Board of Directors”) shall use its good faith judgment to determine the fair market value. The determination of the Board of Directors shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any dividend, share split (or sub-division), share combination (or consolidation), change in ADS Ratio or other similar transaction during the applicable calculation period.

(f)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)    “Exercise Period” means:

(i)    in the event the Vesting Event occurs after the Shareholder Approval Date, such period starting from and including the date of the Vesting Event and ending on the Expiration Time; or

(ii)    in the event the Vesting Event occurs prior to the Shareholder Approval Date, such period starting from and including the earlier of (1) 160 days following the Shareholder Approval Date or (2) the effectiveness of a registration statement registering some or all of the Warrant Shares (the earlier of (1) or (2), the “Delayed Shareholder Approval Exercise Period Commencement Date”), and ending on the Expiration Time.

(h)    “Exercise Price” means $1.10 per Ordinary Share or Non-Voting Ordinary Share, as the case may be, in the event the Vesting Event occurs on or prior to December 31, 2024 and $0.95 per Ordinary Share or Non-Voting Ordinary Shares, as the case may be, in the event the Vesting Event occurs after December 31, 2024, in each case as adjusted from time to time as provided in Section 9 herein.

(i)    “Expiration Time” means the earlier of:

(i)     in the event the Vesting Event occurs after the Shareholder Approval Date, 11:59 p.m. New York time on the date that is thirty (30) days after the Vesting Event;

(ii)    in the event the Vesting Event occurs prior to the Shareholder Approval Date, 11:59 p.m. New York time on the date that is thirty (30) days after the Delayed Shareholder Approval Exercise Period Commencement Date; or

(iii)    11:59 p.m. New York time on March [10], 2026.

(j)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(k)    “Principal Trading Market” means the national securities exchange or other trading market on which the ADSs are primarily listed on and quoted for trading, which, as of the Original Issue Date shall be the Nasdaq Capital Market.

(l)    “Registrar” means Equiniti Limited, the Company’s registrar for the Ordinary Shares and Non-Voting Ordinary Shares, and any successor appointed in such capacity.

(m)    “SEC” means the United States Securities and Exchange Commission.

(n)    “Securities Act” means the Securities Act of 1933, as amended.

(o)    “Shareholder Approval” means the approval of the Company’s shareholders required to (i) give the directors of the Company authority under s551 Companies Act 2006 required to permit the exercise of the Warrants and issue of the Warrant Shares on exercise of the Warrants (for which purpose the number of Warrant Shares in respect of which such authority shall be sought shall be not less than the maximum amount of Warrant Shares issuable upon exercise of the Warrants without giving effect to any limitation on exercise set forth herein, including without limitation, the Maximum Percentage); and (ii) disapply pre-emption rights in respect of such authority under s570 of the Companies Act 2006;

(p)    “Shareholder Approval Date” means the date of receipt of the Shareholder Approval.

(q)    “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Principal Trading Market that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Original Issue Date was “T+2”.

(r)    “Trading Day” means any weekday on which the Principal Trading Market is normally open for trading.

(s)    “Vesting Event” means upon the Company’s public announcement of its receipt of marketing approval of its biologics license application submitted to the U.S. Food and Drug Administration with respect to OTL-200 for treatment of metachromatic leukodystrophy.

(t)    “Warrant Agent” means the Company.

2.    Registration of Warrants. The Company shall register ownership of this Warrant, upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.    Registration of Transfers. Subject to compliance with all applicable securities laws, the Company shall, or will cause the Warrant Agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, together with a written assignment of this Warrant substantially in the form attached hereto as Schedule 2 duly executed by the Holder, and payment for all applicable transfer taxes accompanied by reasonable evidence of authority of the party making such request that may be required by the Warrant Agent including, but not limited to, the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association. Upon any such registration or transfer, a new warrant to purchase Ordinary Shares or Non-Voting Ordinary Shares in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall, or will cause the Warrant Agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may treat the registered Holder hereof as the owner and holder for all purposes, and the Company shall not be affected by any notice to the contrary.

4.    Exercise of Warrants.

(a)    All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by Section 10 of this Warrant at any time and from time to time during the Exercise Period. Promptly following the occurrence of the Vesting Event, the Company shall deliver to the Holder the Notice of Vesting Event in the form attached as Schedule 3 hereto; provided that neither the delivery, nor the failure of the Company to deliver, such Notice of Vesting Event shall affect or impair the Holder’s rights or the Company’s obligations hereunder. [For the avoidance of doubt and notwithstanding any other provision of this Warrant, prior to the Shareholder Approval Date, the Holders shall not be able to exercise any right to subscribe for Warrant Shares and the Board of Directors will only have exercised any power to grant such right for the purposes of s551 Companies Act 2006 on the Shareholder Approval Date.]

(b)    The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, of the Holder’s election to exercise this Warrant for, at the Holder’s sole discretion, either (A) Ordinary Shares or (B) Non-Voting Ordinary Shares, and (ii) payment in cash of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (or, and only if the provisions of Section 10 below are applicable, by notifying the Company that this Warrant is being exercised pursuant to a “cashless exercise”), and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any. Solely for purposes of Regulation SHO, upon delivery of the Exercise Notice with respect to Warrant Shares, the Holder shall be deemed to have become the holder of the Warrant Shares so long as the Exercise Price is paid no later than one Trading Day following the time of delivery of the Exercise Notice.

5.    Delivery.

(a)    Upon exercise of this Warrant, the Company shall, or shall cause the Registrar to, promptly (but in no event later than the number of Trading Days comprising the Standard Settlement Period) deliver or cause to be delivered to the Holder certificated Warrant Shares, in each case representing the Warrant Shares exercised by the Holder hereunder, registered in the Holder’s name and procure for the Company’s register of members to be updated as soon as practicable to reflect the same.

(b)    If within the Standard Settlement Period after the Exercise Date, this Warrant is exercised for Warrant Shares and the Company fails to deliver to the Holder or its designee the required number of Warrant Shares in the manner required pursuant to Section 5(a), and if after such number of Trading Days comprising the Standard Settlement Period and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) ADSs to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s sole discretion, either (1) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased, at which point the Company’s obligation to issue such Warrant Shares shall terminate or (2) promptly honor its obligation to deliver to the Holder or its designee such Warrant Shares and pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased in the Buy-In, less the product of (A) the number of ADSs purchased in the Buy-In, times (B) the Closing Sale Price of an ADS (if the sale was executed in multiple transactions, the volume weighted average price) on the Exercise Date.

(c)    To the extent permitted by law and subject to Section 5(b)[ and receipt of the Shareholder Approval], the Company’s obligations to issue and deliver the Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of the Warrant Shares. Subject to Section 5(b), nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely the Warrant Shares upon exercise of the Warrant as required pursuant to the terms hereof.

(d)    The Warrant Shares shall be: (i) allotted and issued fully paid, (ii) rank pari passu with the Ordinary Shares or Non-Voting Ordinary Shares (as applicable) then in issue; (iii) rank for any dividend or other distribution which has previously been announced or declared if the date by which the holder of Warrant Shares must be registered to participate in such dividend or other distribution is after the date on which the Warrants have been exercised; and (iv) be free for all claims, liens, charges, encumbrances, equities and third party rights.

6.    Charges, Taxes and Expenses. Issuance and delivery of Ordinary Shares or Non-Voting Ordinary Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.    Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity, if requested by the Company, but without any requirement that a surety bond be procured, provided or posted. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8.    Reservation of Warrant Shares.

(a)    [The Holder acknowledges and agrees that the Company currently does not have Shareholder Approval and that the Warrants shall not become exercisable prior to the Shareholder Approval Date. Therefore, no later than one hundred twenty (120) days (or one hundred eighty (180) days if the proxy statement described below is reviewed by the Commission) following the Original Issue Date (the “Shareholder Meeting Deadline”), the Company shall hold a meeting of its shareholders in order to seek the Shareholder Approval. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such allotment authority and shall include (in the notice of the meeting) a unanimous recommendation of the Board of Directors that the Company’s shareholders vote in favor of the Shareholder Approval and shall procure that such recommendation is not withdrawn or modified but subject all times to the directors of the Company determining, acting in good faith, that such recommendation cannot be made or must be withdrawn or modified in order to comply with their fiduciary duties as directors of the Company or applicable law. If, despite the Company’s reasonable best efforts, Shareholder Approval is not obtained by the Shareholder Meeting Deadline, the Company shall cause an additional shareholder meeting to be held every one hundred eighty (180) calendar days thereafter until Shareholder Approval is obtained.]

(b)    The Company covenants that[, following the Shareholder Approval Date but] while the Warrant remains outstanding, it shall reserve and keep available from the aggregate of its authorized but unissued and unreserved Ordinary Shares (as approved pursuant to the Shareholder Approval), solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights (save for those granted under applicable law) or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all actions as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the ADSs may be listed. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the nominal value of the Warrant Shares at any time while this Warrant is outstanding.

9.    Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)    Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a dividend on its Ordinary Shares (or Non-Voting Ordinary Shares) or otherwise makes a distribution on any class of share capital issued and outstanding on the Original Issue Date and in accordance with the terms of such Ordinary Share (or Non-Voting Ordinary Share) on the Original Issue Date or as amended, that is payable in Ordinary Shares (or Non-Voting Ordinary Shares), (ii) subdivides its outstanding Ordinary Shares (or Non-Voting Ordinary Shares) into a larger number of Ordinary Shares, (iii) combines (or consolidates) its outstanding Ordinary Shares (or Non-Voting Ordinary Shares) into a smaller number of Ordinary

Shares (or Non-Voting Ordinary Shares) or (iv) issues by reclassification of share capital any additional Ordinary Shares (or Non-Voting Ordinary Shares) of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (or Non-Voting Ordinary Shares) outstanding immediately before such event and the denominator of which shall be the number of Ordinary Shares (or Non-Voting Ordinary Shares) outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)    Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or the shareholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of share capital who tender shares representing more than 50% of the voting power of the share capital of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the share capital of the Company (except for any such transaction in which the shareholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of Ordinary Shares covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction but prior to the Expiration Time, the Holder shall have the right to receive, upon exercise of this Warrant in accordance with its terms, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless: (i) the Alternate Consideration is solely cash and the Company provides for the simultaneous “cashless exercise” of this Warrant pursuant to Section 10 below or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (d) shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type.

(c)    Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(d)    Calculations. All calculations under this Section 9 shall be made to the nearest one tenth of one cent or the nearest share, as applicable.

(e)    Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Registrar.

(f)    Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other pro rata distribution of cash, securities or other property in respect of its Ordinary Shares (or Non-Voting Ordinary Shares), including, without limitation, any granting of rights or warrants to subscribe for or purchase any share capital of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice of such transaction no earlier than ten (10) and no later than five (5) days prior to the applicable record or effective date on which a Person would need to hold Ordinary Shares (or Non-Voting Ordinary Shares) in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In addition, if while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction contemplated by Section 9(d), other than a Fundamental Transaction under clause (iii) of Section 9(d), the Company shall deliver to the Holder a notice of such Fundamental Transaction no earlier than ten (10) and no later than five (5) days prior to the date such Fundamental Transaction is consummated. The Holder agrees to maintain any information disclosed pursuant to this Section 9(h) in confidence until such information is publicly available, and shall comply with applicable law with respect to trading in the Company’s securities following receipt of any such information; provided, that to the extent any such notice constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K and the Holder shall no longer be subject to any confidentiality or similar obligations following such filing.

10.    Payment of Exercise Price. If, and only if, at the time of exercise hereof, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act, determined as follows:

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is then being exercised;

“A” equals the Closing Sale Price of the ADSs (as reported by Bloomberg Financial Markets and as adjusted proportionately for the ADS Ratio) as of the Trading Day on the date immediately preceding the Exercise Date; and

“B” equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued (provided that the SEC continues to take the position that such treatment is proper at the time of such exercise). Notwithstanding any provisions herein to the contrary, the “cashless exercise” of the Warrants contemplated hereunder shall not be permitted to the extent that the Company is prohibited under the corporate laws and regulations of England and Wales from effectuating such “cashless exercise” of the Warrants.

If Warrant Shares are issued in such a cashless exercise, the Company acknowledges and agrees that, in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares (provided that the SEC continues to take the position that such treatment is proper at the time of such exercise).

11.    Limitations on Exercise.

(a)    Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that immediately prior to or after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (or, at the election of the Holder prior to the issuance of this Warrant, 4.99%) (the “Maximum Percentage”) of the number of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible securities or warrants, including the other Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 11(a). For purposes of this Section 11(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 11(a) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding Ordinary Shares the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of Ordinary Shares (including Ordinary Shares represented by ADSs) then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 11(a), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of Ordinary Shares (including Ordinary Shares represented by ADSs)

then outstanding. In any case, the number of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage (not in excess of 19.99% of the issued and outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) immediately after giving effect to the issuance of the Ordinary Shares issuable upon exercise of this Warrant if exceeding that limit would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder, and (iii) no such decrease shall affect the validity of any prior exercise of Warrants by Holder or any Attribution Party. For purposes of clarity, the Ordinary Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) of the Exchange Act or Rule 16a-1(a)(1) promulgated under the Exchange Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11(a) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 11(a) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(b)    This Section 11 shall not restrict the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9(d) of this Warrant.

12.    No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

13.    Notices. Whenever notice is required to be given under this Warrant, including, without limitation, an Exercise Notice, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to the email address specified in this Section 13 prior to 5:00 p.m. (New York time) on a Trading Day, (E) the next Trading Day after the date of transmission, if delivered by electronic mail to the email address specified in this Section 13 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day and (F) if delivered by facsimile, upon electronic confirmation of delivery of such facsimile, and will be delivered and addressed as follows:

(i)	If to the Company, to:

Orchard Therapeutics plc

245 Hammersmith Road

London W6 8PW

United Kingdom

Attention: Christopher York, Executive Director, Head of Legal &

Company Secretary

Email: christopher.york@orchard-tx.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Michael H. Bison; Benjamin K. Marsh; Catherine Magazu

Email: MBison@goodwinlaw.com; BenjaminMarsh@goodwinlaw.com

(ii)    if to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

14.    Warrant Agent. The Warrant Agent shall initially serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Warrant Agent or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation to which the Warrant Agent or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15.    Miscellaneous.

(a)    No Rights as a Shareholder. The Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b)    Authorized Shares.

(i)    Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the nominal value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in nominal value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(ii)    Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(c)    Successors and Assigns. Subject to compliance with applicable securities laws, this Warrant may be transferred or assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(d)    Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and if the Holder does not utilize cashless exercise after expiration of the Rule 144 holding period, will contain a legend to the effect that the Warrant Shares are not registered.

(e)    Amendment and Waiver. The provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

(f)    Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(g)    Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(h)    Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(i)    Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Original Issue Date set out above.

Orchard Therapeutics plc

By:
Name:
Title:

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase Ordinary Shares or Non-Voting Ordinary Shares under the Warrant]

Orchard Therapeutics plc

Ladies and Gentlemen:

(1)    The undersigned is the Holder of Warrant No. [●] (the “Warrant”) issued by Orchard Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)    The undersigned hereby exercises its right to purchase Warrant Shares pursuant to the Warrant.

(3)    The Holder intends that payment of the Exercise Price shall be made as:

☐ Cash Exercise with respect to Ordinary Shares

☐ Cash Exercise with respect to Non-Voting Ordinary Shares

☐ “Cashless Exercise” under Section 10 of the Warrant with respect to Ordinary Shares

☐ “Cashless Exercise” under Section 10 of the Warrant with respect to Non-Voting Ordinary Shares

(4)    If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $                     in immediately available funds to the Company in accordance with the terms of the Warrant.

(5)    Pursuant to this Exercise Notice, the Company shall deliver to the Holder Ordinary Shares or Non-Voting Ordinary Shares determined in accordance with the terms of the Warrant.

(6)    By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of Ordinary Shares (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11(a) of the Warrant to which this notice relates.

Dated:

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs Equiniti Limited to issue the above indicated number of [Ordinary Shares][Non-Voting Ordinary Shares] on or prior to the applicable Delivery Date.

Orchard Therapeutics plc

By:
Name:
Title:

SCHEDULE 2

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Phone Number:

Email Address:

Dated: ,

Holder’s Signature:

Holder’s Address:

SCHEDULE 3

[Form of Notice of Vesting Event]

Date:

TO:	Holder of Warrant

RE:	Notice of Vesting Event

Reference is made to that certain Warrant to Purchase Ordinary Shares or Non-Voting Ordinary Shares, dated as of [●] (the “Warrant”), issued by Orchard Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

The Company hereby delivers notice to you that the Vesting Event has occurred under the terms of the Warrant on                 , 20    .

Orchard Therapeutics plc

By:
Name:
Title: